Exhibit 99.1

For Immediate Release

LightPath Technologies Receives Nasdaq Notification Regarding Minimum Bid Price Deficiency

ORLANDO, FL – July 18, 2019 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, announced today that it has received notification from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) because the closing bid price of the Company’s Class A common stock(the “Common Stock”) was below $1.00 per share for 30 consecutive trading days. The notification does not impact the listing of the Company’s Common Stock on The Nasdaq Capital Market at this time.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days from the date of notification, or until January 13, 2020, to regain compliance with the minimum bid price requirement. During this period, the Company’s Common Stock will continue to trade on The Nasdaq Capital Market. If at any time before January 13, 2020 the bid price of the Company’s Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with this minimum bid price requirement.

In the event the Company does not regain compliance by January 13, 2020, the Company may be eligible for an additional 180 calendar day compliance period to demonstrate compliance with the bid price requirement. To qualify for the additional 180-day period, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180-day period, then Nasdaq will notify the Company of its determination to delist the Company.

Jim Gaynor, President and Chief Executive Officer of LightPath, stated, “We received notification from Nasdaq that the closing bid price of our Common Stock has not complied with their requirements for 30 consecutive trading days. We are disappointed that our Common Stock has not performed as we expected over the last two years. We truly appreciate the loyalty and support from many of our stockholders and sympathize with all of them while reaffirming our commitment to deliver long-term growth and profitability. We intend to monitor the closing bid price of our Common Stock and cure the deficiency within the allotted compliance period.”

“For the past two years, we have transformed LightPath into a far more comprehensive optical technologies leader but this process came with challenges. However, we remain confident in our ability to improve the Company’s financial results, which in turn, we believe will improve our stock price. Further, our view that our Common Stock is being undervalued by the market is evident in the open market purchases of stock by myself, our Chairman, and several other insiders during the past few months. We also have made and announced several changes in the organization to improve our ability to execute our plans and will keep our stockholders informed of our progress. We believe we now have fundamental momentum, which should be favorably viewed by our stockholder base in the months to come.”

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Donald O. Retreage, Jr., CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates
Tel: 407-382-4003	Tel: 407-382-4003 x329	Tel: 512-551-9296
jgaynor@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

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